UNITED STATES
SECURITIES EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2008

Striker Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Nevada	2-73389	75-1764386
(State of organization)	(Commission File Number)	(IRS Employer Identification No.)

Galleria Financial Center 5075 Westheimer, Suite 975 Houston, TX 77056	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (713) 402-6700

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

    On March 11, 2008, the Company filed an information statement with the Securities and Exchange Commission, in which the majority of the Company’s shareholders authorized an amendment to the Company’s Articles of Incorporation to implement a reverse stock split of the Company’s common stock, par value $0.001 per share, at a ratio of not less than 1-for-2 and not greater than 1-for-10, with the exact ratio to be set within such range in the discretion of the Board of  Directors, without further approval or authorization of shareholders, provided that the Board of Directors determines to effect the reverse stock split and such amendment is filed with the Nevada Secretary of State no later than December 31, 2008.  On April 4, 2008, the board of directors of the Company authorized a 1-for-5 reverse stock split, which was effected by filing an amendment to the Articles of Incorporation with the Secretary of State on April 8, 2008.  Prior to the 1-for-5 reverse split, there were 102,046,739 shares of common stock issued and outstanding and post split there will be 20,409,348 shares of common stock issued and outstanding.

    On April 14, 2008, the Company announced results of operations for the year ended December 31, 2007, which reported an incorrect depreciation amount.  On April 17, 2008, the Company announced the corrected results of operations for the year ended December 31, 2007, including an increase in revenue of approximately 233% compared to the previous year.  The Company also reported an increase in its gross profit from oil and gas operations in excess of 217% for the same period to $2,182,710.  The incorrect depreciation amount does not affect the revenues or the gross profit from oil and gas operations, but did change the net loss applicable to common shares from $1,888,594 to $1,423,363.   The Company included statements of operations for the identified periods.

Item 9.01                       Financial Statements and Exhibit

(d)            Exhibits

The following exhibit is to be filed as part of this 8-K:

EXHIBIT NO.                                            IDENTIFICATION OF EXHIBIT

99.1	Corrected Press Release

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRIKER OIL & GAS,  INC.

By: /s/ Kevan Casey
                                                                                       Kevan Casey, Chief Executive Officer

DATE: April 18, 2008

EXHIBIT INDEX

EXHIBIT NO.                                            IDENTIFICATION OF EXHIBIT

99.1	Corrected Press Release